EXHIBIT 1



                               MEMBERS OF GROUP


Name of Corporation                                   Classification

Physicians Insurance Company of Ohio                  Insurance Company

Sequoia Insurance Company                             Insurance Company



For a copy of the Joint Filing Agreement, please see Exhibit 2.